Exhibit 10.34
SS&C TECHNOLOGIES HOLDINGS, INC.
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
     AGREEMENT made this 21st day of January, 2011 between SS&C Technologies Holdings, Inc., a Delaware corporation (the “Company”), and William C. Stone (the “Participant”).
1. Certificates.
     The Company has issued to the Participant, pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), an aggregate of 153,846 shares (the “Shares”) of Class A Non-Voting Common Stock, $0.01 par value per share, of the Company (the “Non-Voting Common Stock”), in consideration for employment services rendered and to be rendered by the Participant to the Company. The Company may (i) issue one or more certificates in the name of the Participant for the Shares or (ii) issue the Shares in book entry form only in the name of the Participant. If the Company issues one or more certificates for the Shares, such certificate(s) shall initially be held on behalf of the Participant by the Secretary of the Company. Following the vesting of any Shares pursuant to Section 2 below, the Secretary shall, if requested by the Participant, deliver to the Participant a certificate representing the vested Shares. If the Shares are issued in book entry form only, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the vested Shares following the vesting of any Shares pursuant to Section 2 below.
2. Vesting Schedule.
     Unless otherwise provided in this Agreement or the Plan, the Shares shall vest in accordance with the following vesting schedule: the Shares shall vest over a period of three years from March 11, 2010, with one-third of the Shares vesting on March 11, 2011 and the remaining two-thirds of the Shares vesting in eight equal quarterly installments over the remaining two years.
3. Consequences of Termination.
     (a) Upon a termination of the Participant’s employment with the Company and SS&C Technologies, Inc. (i) by the Company without Cause, (ii) as a result of the Company’s Notice of Nonrenewal, (iii) by the Participant for Good Reason, (iv) as a result of the Participant’s Disability or (v) as a result of the Participant’s death, then, provided that (other than in the case of the Participant’s death) the Participant shall have executed and submitted a Release and the statutory period during which the Participant is entitled to revoke the Release has expired on or before the sixtieth day following the date of termination, then all vesting restrictions on the Shares shall lapse.
     (b) In the event that the Participant ceases to be employed by the Company for any reason other than the reasons specified in clauses (i) through (v) of Section 3(a) above, all of the Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such termination of employment. If certificates were issued for the Shares, the Participant hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Shares and transfer ownership of such forfeited Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Participant shall promptly execute and deliver the same to the Company. The Participant shall have no further rights with respect to any Shares that are so forfeited.
4. Shares Subject to Plan and Stockholders Agreement.

     The Participant acknowledges that the Shares are subject to the terms of the Plan and the Stockholders Agreement, dated as of November 23, 2005, by and among the Company, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., the Participant and Other Executive Stockholders (as defined therein), as amended and/or restated from time to time (the “Stockholders Agreement”).
5. Restrictive Legends.
     (i) All certificates representing the Shares, if applicable, shall have affixed thereto the legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws or (ii) the book entry account, if applicable, reflecting the issuance of the Shares in the name of the Participant shall bear a legend or other notation upon substantially the following terms:
“The shares represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”
6. Withholding Taxes.
     (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of the Shares.
     (b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
7. Miscellaneous.
     (a) Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
     (b) No Rights to Employment. The Participant acknowledges and agrees that the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee for any period or at all.
     (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
     (d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

     (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.
     (f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7(f).
     (g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
     (h) Entire Agreement. This Agreement, the Plan, the Stockholders Agreement and the Employment Agreement (as defined below) constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
     (i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
     (j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
     (k) Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement, dated as of March 11, 2010, by and among the Participant, the Company and SS&C Technologies, Inc. (the “Employment Agreement”).
     (l) Participant’s Acknowledgments. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SS&C Technologies Holdings, Inc.
By:	/s/ Normand A. Boulanger
	Name:	Normand A. Boulanger
	Title:	President & Chief Operating Officer

Address: 80 Lamberton Road Windsor, CT 06095 Participant
/s/ William C. Stone
William C. Stone

Address: 12 Deer Ridge Road Avon, CT 06001
[Signature Page to Restricted Stock Agreement]